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Filed Pursuant to Rule 424(b)(3)
Registration No. 333-197809

PROSPECTUS SUPPLEMENT
(To Prospectus dated September 17, 2014)

         JONES ENERGY, INC.
12,300,945 Shares
of
Class A Common Stock

        This prospectus supplement supplements the prospectus dated September 17, 2014 of Jones Energy, Inc. (the "Company"), relating to the sale of up to 36,813,731 shares of our Class A common stock, par value $0.001 per share, which may be sold from time to time by the "selling stockholders" named therein and in any prospectus supplement.

        At any time and from time to time, certain partnerships controlled by members of the Jones family (the "Jones family entities") may exchange up to 12,300,945 membership interests in Jones Energy Holdings, LLC (together with a corresponding number of shares of Class B common stock of the Company) for an equivalent number of shares of Class A common stock of the Company pursuant to the terms of the Exchange Agreement dated July 29, 2013 and filed as Exhibit 10.3 to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on July 30, 2013. Following each exchange, the shares of Class A common stock of the Company issued to each exchanging Jones family entity may be subsequently distributed directly to current and former employees of the Company (the "Distributees") as consideration for the redemption of partnership interests in such Jones family entity held, directly or indirectly, by the Distributees. The Jones family entities will not receive any cash proceeds from such distributions, and no commissions or discounts will be paid. The shares of Class A common stock received by the Distributees may be resold from time to time in negotiated transactions. Neither the Jones family entities nor the Company will receive any proceeds from any resales by the Distributees. The Company will provide information regarding the exchanges described above in its applicable Quarterly Reports on Form 10-Q.

        You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

        Our Class A common stock is listed on the New York Stock Exchange under the symbol "JONE". On October 24, 2014, the closing sale price of our Class A common stock on the NYSE was $11.96 per share.

        Investing in our securities involves risks. You should carefully consider the matters described under the caption "Risk Factors" beginning on page 7 of the prospectus and under the caption "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2013.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 27, 2014

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  Filed Pursuant to Rule 424(b)(3) Registration No. 333-197809